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                                   EXHIBIT 11

            Statements Regarding Computation of Per Share Earnings


                                                                                     Period from
                                                                                   March 29, 1994 to
                                               Year Ended December 31,               December 31,
                                               1996               1995                 1994 (1)
                                           ---------------------------------------------------------
Net income                                  $16,682,000       $10,737,000             $3,198,000

Weighted average shares outstanding          11,085,835         8,819,303              7,530,844

Net income per share                        $      1.50       $      1.22             $     0.45

(1) Prior to March 29, 1994, the Company's results of operations represented combined operations of partnerships and corporations. Therefore, earnings per share information was not relevant. On March 29, 1994, the Company completed an initial public offering of its common stock (the "1994 Offering"). The information in this exhibit represents earnings per share data for the period from March 29, 1994, to December 31, 1994.